Exhibit 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of the 30th day of September 2016 (the “Effective Date”), at 9:00 a.m. Houston, Texas time, by and among Halcón Energy Properties, Inc., a Delaware corporation (“HEPI”), and Halcón Gulf States, LLC, an Oklahoma limited liability company (collectively with HEPI, the “Assignors”) and Apollo HK TMS Investment Holdings, L.P., a Delaware limited partnership (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Assignee owns 100% of the outstanding preferred shares of HK TMS, LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, immediately prior to the Effective Date, Assignors collectively own 100% of the common shares of the Company (such common shares, the “Membership Interests”); and

WHEREAS, the Assignors desire to transfer to the Assignee, and the Assignee has agreed to accept from the Assignors, the Assignors’ right, title and interest to the Membership Interests; and

WHEREAS, Assignors and Assignee recognize and agree that (i) if the Company were liquidated as of the date hereof under Section 10.2 of the Company Agreement (as defined below), the Membership Interests would not be entitled to any liquidating distribution, and, therefore, the Membership Interests have no realizable net fair market value and (ii) the assignment that is the subject hereof is being made for the convenience, and at the request, of Assignors; and

WHEREAS, Assignee desires to be admitted to the Company as a common member, upon such admission Assignors desire to cease to be members of the Company and the parties hereto desire that the business of the Company continue without dissolution.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Assignment.

(a)           As of the Effective Date, each Assignor hereby assigns, grants, conveys, transfers and sets over unto Assignee, all right, title and interest of such Assignor in and to the Membership Interests.  The foregoing assignment includes all rights in and claims to any Company profits, losses, distributions of any kind and all other economic and other rights of any nature allocable and accruing in respect of the Membership Interests arising from and after the Effective Date.

(b)           In connection with the assignment of the Membership Interests in clause (a) above, each Assignor hereby transfers custody and possession of all of the original (or copies where originals do not exist) files, records, information and data, whether written or electronically stored, relating to (i) land and title records (including abstracts of title, title opinions and title curative documents) of the Company, (ii) operations, environmental and production records of the Company, (iii) well records of the Company, (iv) geologic technical data including logs and maps of the Company and (v) financial information of the Company including budgets, and accounting, tax and cost records.

2.             Acceptance and Assumption.

(a)           As of the Effective Date, Assignee hereby (i) accepts the assignment of the Membership Interests and (ii) agrees with Assignors that Assignee will (x) assume and pay all liabilities and obligations arising from the ownership of the assigned Membership Interests from and after the Effective Date and (y) perform all of the terms, covenants and conditions on the part of Assignee to be performed under that certain Amended and Restated Limited Liability Company Agreement of HK TMS, LLC, dated as of June 16, 2014 and as subsequently amended (the “Company Agreement”).

(b)           As of the Effective Date, Assignee shall be deemed a Common Member of the Company pursuant to the Company Agreement and agrees to be bound by all of the terms and conditions therein.

(c)           As of the Effective Date and concurrently with the assignment of the Membership Interests, each Assignor does hereby withdraw as a member of the Company and ceases to hold any interest in the Company and thereupon ceases to have or exercise any right or power as a member of the Company.  For purposes of clarity, as of the Effective Date, HEPI further hereby resigns as the Managing Member (as defined in the Company Agreement).

3.             Consent of Assignor.           For purposes of Article VI of the Company Agreement, and in their respective capacities as either Preferred Members or Common Members of the Company, the Assignors and Assignee hereby (a) consent to (i) the transactions described herein, including the assignment of the Membership Interests from the Assignors to the Assignee, (ii) the withdrawal of Assignors as a member of the Company, (iii) the resignation of HEPI as Managing Member of the Company and (iv) the admission of the Assignee as a Common Member of the Company, and (b) agrees to revise Exhibit A to the Company Agreement, in the manner set forth on Exhibit B hereto to reflect the transaction contemplated by this Agreement.

4.             Tax Matters.  Notwithstanding anything to the contrary in this Agreement,

(a)           Assignors shall indemnify and hold harmless the Company from and against any liability (i) attributable to the inclusion of the Company in any consolidated, combined or unitary return that includes Assignors or any Affiliate for any taxable period or portion thereof ending on or prior to the Effective Date and (ii) under Treasury Regulation § 1.1502-6 and any similar provision of state or local law.

(b)           Assignors shall prepare and timely file (i) all federal, state and local tax returns of the Company that have historically been filed on a consolidated or unitary basis with those of other Affiliates of Assignors attributable to each taxable period or portion thereof ending on or prior to the Effective Date or (ii) any other tax returns of the Company attributable to each taxable period or portion thereof ending on or prior to the Effective Date.

(c)           Without the consent of Assignee, Assignors shall not knowingly take any action or make any tax election that would cause, and shall refrain from knowingly taking any action or making any tax election that would avoid, the net operating losses and other tax benefits available to be utilized by the Company in any taxable period or portion thereof beginning on the Effective Date being reduced or available to be utilized by any person other than the Company.  The provisions of this Section 4(c) shall not apply to any actions or tax elections applicable solely to any taxable period or portion thereof ending on or prior to the Effective Date.

(d)           Notwithstanding anything to the contrary in the Services Agreement (defined below) as it exists on the date hereof, the parties hereto agree that the Company shall engage a third party to prepare and file all tax returns for the Company for any taxable period beginning after the Effective Date and such third party shall bill the Company directly for such services.  Except as otherwise specifically set forth in this Section 4, neither Assignors nor their Affiliates shall have any liability with respect to tax returns prepared and filed by such third party.

5.             Release and Waiver.  Subject to Section 4 and the terms and conditions set forth in that certain Management Services Agreement dated June 16, 2014 by and among HEPI and the Company (as the same has been amended or as the same may be amended, modified or replaced, the “Services Agreement”), each of the parties to this Agreement does hereby irrevocably waive and release all of such party’s rights under the Company Agreement and unconditionally and irrevocably waives any claims that it has or may have in the future against the Company, the other party hereto, or any of their respective Affiliates relating to any period on or prior to the Effective Date and such party releases, on its own behalf and on behalf of its successors and assigns, the Company, the other party hereto, or any of their respective Affiliates, from any and all claims and causes of action (whether at law or in equity) with respect thereto; provided that neither the Assignors nor their Affiliates are released from any claims arising as a result of fraud or any prior material misrepresentation made with respect to the allocation of funds or incurrence of costs of the Company.  Each of the parties to this Agreement hereby waives, releases and agrees not to assert such claim or right regardless of the theory upon which any claim may be based, whether contract, equity, tort, warranty, strict liability or any other theory of liability, except to the extent such claim may be asserted in accordance with the Services Agreement.  EACH OF THE ASSIGNORS AND ASSIGNEE HEREBY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF THE FOREGOING RELEASE WITH RESPECT TO UNKNOWN CLAIMS.  ASSIGNORS UNDERSTAND THE SIGNIFICANCE OF THE FOREGOING RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS.  EACH OF THE ASSIGNORS AND ASSIGNEE HEREBY ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS ASSIGNMENT. For the purposes of this Agreement, an “Affiliate” of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

6.             Further Assurances.             The parties hereto covenant and agree that they will execute, deliver and acknowledge from time to time at the request of the other, and without further consideration, all such further instruments of assignment or assumption of rights and/or obligations as may be required in order to give effect to the transactions described herein.

7.             Representations and Warranties.

(a)           Each of the parties hereto hereby represents and warrants to the other party as follows:

(i)            Formation; Existence.  Each party is duly formed, validly existing and in good standing under the laws of the State of Delaware or the State of Oklahoma, as applicable.

(ii)           Power and Authority.  Each party has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on the part of each party.  This Agreement has been duly executed and delivered by each party and constitutes the legal, valid and binding obligation, enforceable against each party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(iii)          No Consents.  No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any foreign or domestic federal, state, provincial or local government or quasi-governmental authority or any department, agency, commission, subdivision, court, or other tribunal of any of the foregoing (“Governmental Authority”) (that has not already been obtained or will be obtained on or before the Effective Date) is required to be obtained or made in connection with the execution, delivery and performance of this Agreement by either party.

(iv)          No Conflicts.  Each party’s execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement will not (a) result in any violation of its organizational documents or any of the organizational documents of such party, (b) result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument, in each case, to which such party is a party, or (c) violate any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority relating to such party.

(b)           Each Assignor hereby represents and warrants to Assignee as follows:

(i)            Membership Interests.  Such Assignor, together with the other Assignor, is the sole beneficial and record owner of, and has good and valid title to, the

Membership Interests.  Upon the consummation of the transactions contemplated hereby, Assignee will receive good and valid title to the Membership Interests.  The Membership Interests are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right, registration right or any similar right under any provision of applicable law, the organizational documents of the Company or any contract to which the Company is or was a party or by which it is or was otherwise bound.  Other than as set forth in the Company’s organizational documents, there are no voting trusts, proxies or other member or similar agreements or understandings with respect to the voting of the Membership Interests.  There are no powers of attorney or other delegated authorities that may be binding on the Company in respect of the Membership Interests.

(ii)           Material Contracts.  Schedule 7(b)(ii) hereto sets forth all material agreements and contracts to which the Company is a party or by which the Company or any of the assets of the Company is bound and no material defaults under any such agreements or contracts exist (and no event has occurred that with notice or lapse of time or both would constitute a material default under any such contracts) by the Company or, to such Assignor’s knowledge, by any other person.

(iii)          Take-or-pay.  The Company has no obligation to deliver hydrocarbons (or cash in lieu thereof) from its interest in the Company’s assets to other persons as a result of past production by the Company or its predecessors in excess of the share to which they are entitled.

(iv)          Current Commitments.  The Company is not obligated to participate or conduct any future drilling obligations with respect to its assets and except with respect to the Creek Cottage West 1H well (API 23-157-22133) for which completion operations are currently on-going, does not have any authorization for expenditure relating to its assets to drill or rework wells or any other capital expenditures for which all activities anticipated in such authorization for expenditures or commitments have not been completed.

(v)           Litigation.  No suit, action, claim or proceeding, by any person or governmental authority is pending or, to such Assignor’s knowledge, threatened against the Company or its assets.

(vi)          Compliance with Law.  Neither the Company’s ownership of the assets, nor, to such Assignor’s knowledge, the operation of the Company’s assets is in violation of any applicable laws, licenses and permits, including any applicable environmental laws, licenses and permits, in any material respect.

(vii)         Labor and Employee Benefit Matters.  The Company has never had, and currently has no, employees.  The Company is not, and has never been, a party to or bound by the terms of any collective bargaining agreement or any other contract with any labor union or similar representative of employees.  The Company does not sponsor, maintain or contribute to and has no liability or obligation with respect to, and has never sponsored, maintained or contributed to or had any liability or obligation with respect to (1) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (2) any plan that would be an employee benefit plan if it was subject to ERISA, such as foreign plans and plans for directors, (3) any equity bonus, equity ownership, equity option, equity purchase, equity appreciation right, phantom equity or other equity plan (whether qualified or nonqualified), (4) any bonus, deferred compensation or incentive compensation plan, and (5) any personal, vacation, holiday and sick or other leave policy.

(viii)        Environmental Matters.  (1) The Company is and has been in compliance with Environmental Laws in all material respects and in possession of and in compliance with all material Environmental Permits, (2) the Company has not released into the environment any Hazardous Materials in violation of Environmental Laws or in a manner that could reasonably be expected to result in any remedial or corrective action obligations; and (3) there are no past or present circumstances, conditions, events or incidents that could reasonably be expected to form the basis of any action, suit, hearing, investigation, litigation, charge, complaint, demand or other proceeding, or arbitration against the Company by or before any Governmental Authority or arbitral body, or any notice of non-compliance or violation, request for information, consent order or consent agreement by any Governmental Authority  or person relating in any way to any Environmental Law or any Environmental Permit.

For the purposes of this subsection, “Environmental Laws” means any applicable federal, state or local law, statute, rule, regulation, ordinance or judicial or administrative decision or interpretation in effect as of the Execution Time relating to protection of the environment (including natural resources), occupational health or workplace safety, pollution or other environmental degradation or Hazardous Materials; “Environmental Permit” means any licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents required under any Environmental Law, which are granted or issued by any Governmental Authority or person, and are associated with or necessary to operate the Company or its assets; and “Hazardous Materials” means (A) any materials, substances or wastes in any form defined or regulated as a “hazardous waste,” “solid waste,” “toxic substance,” “pollutant” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Environmental Law, (B) any radioactive materials, asbestos, and polychlorinated biphenyls, or (C) petroleum and petroleum derivatives.

(c)           The representations and warranties contained in Section 7(a) and Section 7(b)(i) shall survive indefinitely and all other representation and warranties in this Agreement shall terminate six (6) months after the Effective Date. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement; provided that, there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation or warranty prior to its expiration date.

8.             Records; Further Assurances.  Assignee agrees and acknowledges that Assignors shall be entitled to keep copies of all financial, tax and accounting records; provided, however, that copies of such records shall be confidential and used solely for Assignors’ internal purposes.

From and after the Effective Date, the parties shall, and shall cause their Affiliates, as applicable to, execute, acknowledge and deliver from time to time all such further documents, and shall take such further actions as any party hereto may reasonably request and as may be necessary or appropriate to accomplish the transactions described in this Agreement.

9.             Successors and Assigns; Third Party Beneficiaries.  This Agreement is executed by, and shall be binding upon and inure to the benefit of, the parties hereto and each of their respective successors and assigns.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any other person.

10.          Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of Texas (without regard to principles of conflicts of laws).

11.          Counterparts.  This Agreement may be executed in one or more counterparts by some or all of the parties hereto, and (i) each such counterpart shall be considered an original, and all of which together shall constitute a single Agreement, (ii) the exchange of executed copies of this Agreement by facsimile or Portable Document Format (PDF) transmission shall constitute effective execution and delivery of this Agreement as to the parties for all purposes, and (iii) signatures of the parties transmitted by facsimile or Portable Document Format (PDF) shall be deemed to be their original signatures for all purposes.  The individuals signing this Agreement on behalf of the parties hereto represent and warrant that they are duly authorized to do so.

12.          Entire Agreement.  This Assignment and the Services Agreement contain the entire understanding of the Assignors and the Assignee with regard to the subject matter contained herein and supersedes all prior agreements, understandings and letters of intent between or among the Assignors and the Assignee with respect to the subject matter contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized representatives as of the date above.

ASSIGNORS:

HALCÓN ENERGY PROPERTIES, INC.
a Delaware corporation

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Chief Executive Officer and President

HALCÓN GULF STATES, LLC
an Oklahoma limited liability company

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Chief Executive Officer and President

ASSIGNEE:

APOLLO HK TMS INVESTMENT HOLDINGS, L.P.

By: APOLLO HK TMS INVESTMENT
HOLDINGS GP, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President and Secretary